Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Calumet Specialty Products Partners, L.P. for the registration of an unlimited number of common stock and debt securities and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. and the effectiveness of internal control over financial reporting of Calumet Specialty Products Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 13, 2013